SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.  20549



Form 8-K
Current Report Pursuant to Section 13 or 15(d) of The Securities Act of 1934



Date of Report (date of earliest event reported):  November 21, 2000



Mallon Resources Corporation
(exact name of registrant as specified in its charter)


     Colorado                       0-17267              84-1095959
(State or other                  (Commission          (I.R.S. Employer
jurisdiction                     File Number)         Identification No.)
of incorporation)



999 18th Street, Suite 1700, Denver, Colorado          80202
(address of principal executive offices)               (zip code)



Registrant's telephone number, including area code:  (303) 293-2333 not applicable
(former name or former address, if changed since last report)
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Item 9.  Regulation FD Disclosure

Mallon Resources Corporation (the "Company") issued the following press release, dated November 21, 2000, the text of which follows:

    Denver, Colorado -- Mallon Resources Corporation (Nasdaq: "MLRC") Mallon Resources Corporation (Nasdaq: "MLRC") today reported that it has resumed the natural gas development drilling program at its East Blanco Field in the San Juan Basin. To date, Mallon has drilled 26 of the 34 wells it planned to drill in 2000, and it expects to complete all of its scheduled drilling by year-end.

    In addition to the drilling of new development wells, Mallon is focusing its attention on recompleting existing wells in the northern portion of East Blanco in order to commingle and produce the gas from multiple formations within the wells. Most of Mallon's wells in this field contain three to five pay zones, ranging in depth from 1,200 to 4,000 feet. Prior to recompletion, the gas from each pay zone in a well is produced separately. Commingling recompletions permit the gas from multiple zones to be produced up one string of production tubing. Commingling also allows Mallon to (1) produce its gas reserves more rapidly, (2) increase its proved producing reserves in the field, (3) increase the present value of its proved reserves, and (4) reduce operating costs. During the recompletion process the wells are shut-in, but Mallon expects to see increased production and more efficient wells once the work is complete. To date, Mallon has completed the commingling and recompletion of seven wells, and it expects to complete 16 more by year-end.

Outlook

    Based on its operations to date and its expectations for the balance of the year, Mallon currently forecasts that its total production during 2000 will be between 6.5 Bcfe and 7 Bcfe. Based on its expectations for its 2001 drilling program, which calls for the drilling of 53 new wells, Mallon expects its total production during 2001 will be between 10 Bcfe and 13 Bcfe.

   George Mallon, CEO, said, "Our operations are going forward on schedule. But the most exciting news is that because of our $15.2 million equity financing in late September, for the first time in over a year we are able to dedicate some of our drilling dollars to exploration. We are in the process of permitting five new wells designed to test the Lewis Shale that lies just below our current productive zones at East Blanco. Three older East Blanco wells penetrated the Lewis Shale, where they encountered gas shows. We hope to drill the first of these exploration wells in December 2000."

    The foregoing information contains forward-looking statements and forecasts, the realization of which cannot be assured. Actual results may differ significantly from those forecast. Inaccurate geologic and engineering interpretations, the volatility of commodity prices, unbudgeted cost increases, unforeseen delays in operations, and operations that prove less successful than anticipated are risks that can significantly affect Mallon's operations. These and other risk factors that affect Mallon's business are discussed in Mallon's Annual Report.

Conference Call

    Mallon will host a conference call on Wednesday, November 29, 2000, beginning at 12:00 p.m., E.S.T., to discuss the matters reported in this News Release. To participate in the call, please dial 1-800-340-5809 for calls within the United States, or 212-346-6424 for calls from outside the United States. Calls should be made 10 minutes before the conference call is scheduled to start. A replay of the call will also be available through 1:45 p.m., E.S.T., on December 1, 2000, by dialing 1-800-633-8284 for calls within the United States, or 1-858-812-6440 for calls from outside the United States. The access number for the replay will be 17023852.

    Mallon Resources Corporation is a Denver-based oil and gas exploration and production company operating primarily in the San Juan and Delaware Basins of New Mexico. Mallon's Common Stock is quoted on Nasdaq under the symbol "MLRC."

                                   Signatures

    Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   Mallon Resources Corporation


November 27, 2000                  By: __/s/ Roy K. Ross_____________________
                                        Roy K. Ross, Executive Vice President